Exhibit 99.1

            Oregon Pacific Bank Buys Local Investment Firm

    FLORENCE, Ore.--(BUSINESS WIRE)--Dec. 20, 2005--Tom Grove, President and CEO of Oregon Pacific Banking Company, announced today the acquisition of the local LPL Financial Services Branch Office, owned by Bruce and Sabanna Bjerke, effective January 3, 2006.
    "During a recent review of the bank's brokerage division, the board decided to realign the bank's strategic partnership to the Financial Institution Services division of LPL Financial Services, the nation's largest independent brokerage firm (Note A)," Grove said. "With no proprietary product or investment banking conflicts of interest, LPL offers the bank's investment clients self-clearing, unparalleled service and world class investment and technology platforms. Once we made the decision to partner with the professionals of LPL, the next logical step was to leverage that benefit by inviting Bruce and Sabanna's very successful local LPL branch office into the bank's program.
    "The Bjerkes have served the community longer than any other investment advisors currently operating in Florence -- nearly 19 years -- after opening the first investment office in town in 1987. Their conservative investment philosophy and financial planning approach will nicely complement the bank's present brokerage program and the Trust and Asset Management Division. As Graduate Estate Planning Consultants, they will help to give shape to the bank's goal of offering the most complete tableau of comprehensive wealth management services on the Oregon coast," according to Grove.
    The bank will operate its investment division, Oregon Pacific Financial Services, at the present location of the LPL Financial Services Branch Office, 733 Highway 101, as of January 3, 2006. The LPL Branch Office staff has been retained, and will be joined by the Investment Division staff from the bank's main office. Bruce Bjerke has been named a vice president of the bank, and will supervise the activities of the Florence Investment Division.

    Note A: Based on previous years revenues as reported in Financial Planning magazine, June 1996-2005


           Securities and Insurance Products Offered Through
                Linsco/Private Ledger, Member NASD/SIPC
           Not FDIC Insured-No Bank Guarantee-May Lose Value
            Not a Deposit-Not Insured By Any Federal Agency

      Oregon Pacific Banking Company and Oregon Pacific Financial
        Services Are not affiliated with Linsco/Private Ledger



    CONTACT: Oregon Pacific Banking Company
             Tom Grove, 541-997-7121